Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

Dated as of May 23, 2001

among

EOG RESOURCES, INC.

EOG TENNESSEE, INC.

and

ENERGY SEARCH, INCORPORATED

	ARTICLE V ADDITIONAL AGREEMENTS

5.1	Preparation of Proxy Statement; Shareholder Meeting	26
5.2	Access to Information/Employees	27
5.3	Reasonable Best Efforts	27
5.4	Acquisition Proposals	28
5.5	Employee Benefits Matters	29
5.6	Fees and Expenses	30
5.7	Directors' and Officers' Indemnification and Insurance	30
5.8	Public Announcements	30

	ARTICLE VI CONDITIONS PRECEDENT

6.1	Conditions to Each Party's Obligation to Effect the Merger	31
6.2	Additional Conditions to Obligations of Parent and Merger Sub	31
6.3	Additional Conditions to Obligations of the Company	32

	ARTICLE VII TERMINATION AND AMENDMENT

7.1	Termination	33
7.2	Effect of Termination	34
7.3	Amendment	35
7.4	Extension; Waiver	36

	ARTICLE VIII GENERAL PROVISIONS

8.1	Non-Survival of Representations, Warranties and Agreements	36
8.2	Notices	36
8.3	Interpretation	36
8.4	Counterparts	38
8.5	Entire Agreement; No Third Party Beneficiaries	38
8.6	Governing Law	38
8.7	Severability	38
8.8	Assignment	38
8.9	Submission to Jurisdiction; Waivers	39
8.10	Enforcement	39
8.11	Definitions	39

LIST OF EXHIBITS AND SCHEDULES

Exhibit	Title
6.2(c)	Matters to be covered by Opinion of Warner Norcross & Judd L.L.P.
6.3(c)	Matters to be covered by Opinion of Fulbright & Jaworski L.L.P. or Bass, Berry & Sims PLC

Schedule	Title
8.11(d)	Reserve Reports
8.11(e)	Oil and Gas Ownership Interests

                    AGREEMENT AND PLAN OF MERGER, dated as of May 23, 2001 (this "Agreement"), by and among EOG Resources, Inc., a Delaware corporation ("Parent" ), EOG Tennessee, Inc., a Tennessee corporation and a direct wholly owned subsidiary of Parent ("Merger Sub"), and Energy Search, Incorporated, a Tennessee corporation (the "Company").

W I T N E S S E T H:

                    WHEREAS, the Boards of Directors of Parent and the Company deem it advisable and in the best interests of each corporation and its respective shareholders that Parent and the Company engage in a business combination in order to advance the long-term strategic business interests of Parent and the Company;

                    WHEREAS, the combination of Parent and the Company shall be effected by the terms of this Agreement through the merger as outlined below; and

                    WHEREAS, in furtherance thereof, the respective Boards of Directors of Parent and the Company have approved the Merger (as defined below), upon the terms and subject to the conditions set forth in this Agreement, pursuant to which each (i) share of common stock, no par value, of the Company ("Company Common Stock") issued and outstanding immediately prior to the Effective Time (as defined below), other than shares owned or held directly or indirectly by Parent or any wholly owned subsidiary of Parent or directly or indirectly by the Company, will be converted into the right to receive cash as set forth in Section 1.8(a) and (ii) share of Preferred Stock, no par value, of the Company ("Company Preferred Stock") issued and outstanding immediately prior to the Effective Time, other than shares owned or held directly or indirectly by Parent or directly or indirectly by the Company, will be converted into the right to receive cash as set forth in Section 1.8(b);

                    NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I
THE MERGER; CERTAIN RELATED MATTERS

                    1.1          The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Tennessee Business Corporation Act (the "TBCA"), Merger Sub shall be merged with and into the Company at the Effective Time (the "Merger"). Following the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation"). The name of the Surviving Corporation shall be "Energy Search, Incorporated."

                    1.2          Closing. Upon the terms and subject to the conditions set forth in Article VI and the termination rights set forth in Article VII, the closing of the Merger (the " Closing") will take place on the first Business Day after the satisfaction or waiver (subject to applicable law) of the conditions (excluding conditions that, by their nature, cannot be satisfied until the Closing Date) set forth in Article VI, unless this Agreement has been theretofore terminated pursuant to its terms or unless another time or date is agreed to in writing by the parties hereto (the actual time and date of the Closing being referred to herein as the "Closing Date"). The Closing shall be held at the offices of Fulbright & Jaworski L.L.P., 1301 McKinney, Suite 5100, Houston, Texas 77010, unless another place is agreed to in writing by the parties hereto.

                    1.3          Effective Time. As soon as practicable following the satisfaction or waiver (subject to applicable law) of the conditions set forth in Article VI, at the Closing the parties shall (i) file a certificate of merger (the "Certificate of Merger") in such form as is required by and executed in accordance with the relevant provisions of the TBCA and (ii)  make all other filings or recordings required under the TBCA. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Tennessee or at such subsequent time as Parent and the Company shall agree and as shall be specified in the Certificate of Merger (the date and time the Merger becomes effective being the "Effective Time").

                    1.4          Effects of the Merger. At and after the Effective Time, the Merger will have the effects set forth in the TBCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall be vested in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

                    1.5          Charter. Charter of the Company, as in effect immediately prior to the Effective Time, shall be the charter of the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable law.

                    1.6          Bylaws.  The bylaws of the Company, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

                    1.7          Directors and Officers of the Company After the Effective Time.  From and after the Effective Time, the officers and directors of Merger Sub shall be the officers and directors of the Surviving Corporation, in each case until their respective successors are duly elected and qualified. At the Closing, the Company shall deliver to the Parent evidence reasonably satisfactory to Parent of the resignations of (i) the directors and officers of the Company and (ii) all employees of the Company having employment agreements with the Company,May 23, 2001 all such resignations to become effective at the Effective Time.

                    1.8          Effect on Capital Stock. (a) At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Company Common Stock owned by Parent or Merger Sub or any wholly owned subsidiary of Parent or Merger Sub or held by the Company, all of which shall be canceled as provided in Section 1.8(d)), shall be converted into the right to receive $8.22 in cash (the " Common Price").

                    (b)          At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of Company Preferred Stock issued and outstanding immediately prior to the Effective Time (other than shares of Company Preferred Stock owned by Parent or Merger Sub or any wholly owned subsidiary of Parent or Merger Sub or held by the Company, all of which shall be canceled as provided in Section 1.8(d)), shall be converted into the right to receive $8.22 in cash (the "Preferred Price", and together with the Common Price, the " Merger Consideration").

                    (c)          As a result of the Merger and without any action on the part of the holders thereof, at the Effective Time, all Company Stock Options (as defined in Section 3.2(b)(i)) and all shares of Company Common Stock and Company Preferred Stock shall cease to be outstanding and shall be canceled and retired and shall cease to exist, and each holder of a certificate or other instrument which immediately prior to the Effective Time represented any such Company Stock Options or shares of Company Common Stock or Company Preferred Stock (each a " Certificate") shall thereafter cease to have any rights with respect to such Company Stock Options or shares of Company Common Stock or Company Preferred Stock, as the case may be, except as provided herein or by law.

                    (d)          Each share of Company Common Stock and each share of Company Preferred Stock issued and owned by Parent or Merger Sub or by any wholly owned subsidiary of Parent or Merger Sub or held by the Company at the Effective Time shall, by virtue of the Merger, cease to be outstanding and shall be canceled and retired and no Merger Consideration or other consideration shall be delivered in exchange therefor.

                    (e)          At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of common stock, no par value, of Merger Sub issued and outstanding immediately prior to the Effective Time, shall be converted into one validly issued, fully paid and non-assessable share of common stock, no par value, of the Surviving Corporation.

                    1.9          Certain Adjustments. Except as provided below, if between the date of this Agreement and the Effective Time, the outstanding Company Common Stock or Company Preferred Stock shall have been changed into a different number of shares or different class by reason of any issuance, reclassification, recapitalization, stock split, split-up, combination or exchange of shares or a stock dividend or dividend payable in any other securities shall be declared with a record date within such period, or any similar event shall have occurred, the Common Price and the Preferred Price, as the case may be, shall be appropriately adjusted to provide to each holder of Company Common Stock and Company Preferred Stock, as the case may be, the same economic effect, in the aggregate, as contemplated by this Agreement prior to such event. Notwithstanding the foregoing, there will be no adjustment in dollar amount per share for any dividend on the Company Preferred Stock that is permitted to be paid under Section 4.1(a)(i) hereof.

                    1.10          Dissenter's Rights. Notwithstanding anything in this Agreement to the contrary, any shares of Company Common Stock or Company Preferred Stock outstanding immediately prior to the Effective Time and held by a holder who has properly exercised the holder's appraisal rights in accordance with Section 48-23-202 of the TBCA or any successor provision ("Dissenting Shares"), shall not be converted into the right to receive the Merger Consideration, unless and until such holder fails to perfect or effectively withdraws or otherwise loses his right to appraisal and payment under the TBCA. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses his right to appraisal, such Dissenting Shares shall thereupon be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration to which such holder is entitled, without interest or dividends thereon. Any amounts paid to holders of Dissenting Shares in an appraisal proceeding will be paid by the Surviving Corporation out of its own funds and will not be paid, directly or indirectly, by Parent.

ARTICLE II
EXCHANGE FUND

                    2.1          Exchange Fund. At or before the Effective Time, Parent or Merger Sub shall deposit in immediately available funds with the exchange agent for the Company Preferred Stock and the Company Common Stock selected by Parent and reasonably acceptable to the Company (the "Exchange Agent") an amount equal to the sum of (i) the product of (A) the number of shares of Company Common Stock issued and outstanding at the Effective Time (reduced by the sum of the number of shares owned by Parent, Merger Sub, any other wholly owned subsidiary of Parent or Merger Sub or the Company) and (B) the Common Price; (ii) the product of (A) the number of shares of Company Preferred Stock issued and outstanding at the Effective Time (reduced by the number of shares owned by Parent, Merger Sub, any other wholly owned subsidiary of Parent or Merger Sub or the Company) and (B) the Preferred Price; and (iii) the aggregate amount payable to holders of Company Stock Options in accordance with Section 2.3 hereof (such amount being hereinafter referred to as the "Exchange Fund"). Out of the Exchange Fund, the Exchange Agent shall, and Parent shall cause the Exchange Agent to, pursuant to irrevocable instructions, make the payments referred to in Section 1.8 hereof; this Section 2.1 and Section 2.3. The Exchange Agent may invest portions of the Exchange Fund as Parent directs. Any net profit resulting from, or interest or income produced by, such investments shall be payable to Parent. Parent shall replace any monies lost through any investment made pursuant to this Section 2.1 and if the money deposited is insufficient for any other reason, Parent shall deposit monies to make the required payments. Any amount remaining in the Exchange Fund after one year after the Effective Time may be refunded to Parent at its option; provided, however, that Parent shall thereafter be liable for the cash payments required by Sections 1.8(a), 1.8(b) and 2.3 hereof and this Section 2.1.

                    2.2          Exchange Procedures. As promptly as practicable after the Effective Time, the Exchange Agent shall mail and make available to each record holder, as of the Effective Time, of an outstanding Certificate or Certificates, which prior thereto represented shares of Company Common Stock or Company Preferred Stock, a form letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to such Certificate or Certificates shall pass, only upon proper delivery of such Certificate or Certificates to the Exchange Agent) and instructions for use in effecting the surrender of such Certificate or Certificates for payment therefor. Upon surrender to the Exchange Agent of such Certificate or Certificates, together with such letter of transmittal, duly executed, the Exchange Agent shall, and the Parent shall cause the Exchange Agent to, promptly pay out to the Persons entitled thereto the amount determined by multiplying the number of shares of Company Common Stock represented by the Certificate or Certificates so surrendered by the Common Price or by multiplying the number of shares of Company Preferred Stock represented by the Certificate or Certificates so surrendered by the Preferred Price. No interest will be paid or accrued on the cash payable upon the surrender of the Certificate or Certificates. If payment is to be made to a Person other than the one in whose name the Certificate surrendered is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the Person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a Person other than the registered holder of the Certificate surrendered or establish to the reasonable satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered in accordance with the provisions of this Section 2.2, the Certificate or Certificates which immediately prior to the Effective Time represented issued and outstanding shares of (a) Company Common Stock (except for Certificates representing Dissenting Shares) shall represent for all purposes the right to received in cash the amount determined by multiplying the number of shares of Company Common Stock represented by such Certificate or Certificates by the Common Price and (b) Company Preferred Stock (except for Certificates representing Dissenting Shares) shall represent for all purposes the right to receive in cash the amount determined by multiplying the number of shares of Company Preferred Stock represented by such Certificate or Certificates by the Preferred Price.

                    2.3          Payment for Options. As promptly as practicable after the Effective Time, the Exchange Agent shall pay to each holder of a Company Stock Option, whether or not then exercisable, an amount in cash equal to the product of (i) the amount by which the Common Price exceeds the exercise price per share subject to the Company Stock Option, and (ii) the number of shares subject to the Company Stock Option.

                    2.4          No Liability. None of Parent, Merger Sub, the Company, the Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any Merger Consideration from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

                    2.5          Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect to the Company Stock Option or shares of Company Common Stock or Company Preferred Stock formerly represented thereby.

                    2.6          Withholding Rights. Each of the Surviving Corporation and Parent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock or Company Preferred Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Corporation or Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock or Company Preferred Stock, in respect of which such deduction and withholding was made by the Surviving Corporation or Parent, as the case may be.

                    2.7          Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

                    2.8          Stock Transfer Books. The stock transfer books of the Company shall be closed immediately upon the Effective Time and there shall be no further registration of transfers of Company Stock Options or shares of Company Common Stock or Company Preferred Stock thereafter on the records of the Company. On or after the Effective Time, any Certificates presented to the Exchange Agent or Parent for any reason shall be converted into the Merger Consideration with respect to the Company Stock Options or shares of Company Common Stock or Company Preferred Stock formerly represented thereby.

ARTICLE III
REPRESENTATIONS AND WARRANTIES

                    3.1          Representations and Warranties of Parent. Parent represents and warrants to the Company as follows:

                    (a)          Organization, Standing and Power. Parent is duly organized, validly existing and in good standing under the laws of the State of Delaware. The copies of the Restated Certificate of Incorporation and Bylaws, in each case as amended, of Parent and the Articles of Incorporation and Bylaws, in each case as amended, of Merger Sub, which were previously furnished or made available to the Company are true, complete and correct copies of such documents as in effect on the date of this Agreement. Parent owns all of the issued and outstanding shares of capital stock of Merger Sub.

                    (b)          Authority; No Conflicts.

          (i)          Parent has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent. This Agreement has been duly executed and delivered by Parent and constitutes a valid and binding agreement of Parent, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

          (ii)          The execution and delivery of this Agreement by Parent and Merger Sub does not, and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby will not, conflict with, or result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under: (A) any provision of the Restated Certificate of Incorporation and Bylaws, in each case as amended, of Parent or any similar governing documents of any material Subsidiary of Parent, or (B) any loan or credit agreement, note, mortgage, bond, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or Merger Sub or their respective properties or assets.

          (iii)          No consent, approval, order or authorization of, or registration, declaration or filing with, any supranational, national, state, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency or commission or other authority thereof, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority (a " Governmental Entity"), is required by or with respect to Parent or Merger Sub in connection with the execution and delivery of this Agreement by Parent or Merger Sub or the consummation of the Merger and the other transactions contemplated hereby.

                    (c)          Information Supplied.

          (i)          None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in the Proxy Statement (as defined in Section 5.1) will, on the date it is first mailed to Company shareholders or at the time of the Company Shareholders Meeting (as defined in Section 5.1), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

          (ii)          Notwithstanding the foregoing provisions of this Section 3.1(c), no representation or warranty is made by Parent with respect to statements made or incorporated by reference in the Proxy Statement based on information supplied by the Company for inclusion or incorporation by reference therein.

                    (d)          Brokers or Finders. No agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker's or finder's fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement, based upon arrangements made by or on behalf of Parent.

                    3.2          Representations and Warranties of the Company. Except as set forth in the Company Disclosure Schedule delivered by the Company to Parent prior to the execution of this Agreement (the " Company Disclosure Schedule") (each section of which qualifies the correspondingly numbered representation and warranty or covenant), or in the Company's Form 10-KSB for the year ended December 31, 2000 and any report filed by the Company with the Securities and Exchange Commission (the "SEC") subsequent thereto and on or prior to the date of this Agreement, the Company represents and warrants to Parent as follows:

                    (a)          Organization, Standing and Power; Subsidiaries.

          (i)          Each of the Company and each of its Subsidiaries is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary. The copies of the Articles of Incorporation and By-Laws of the Company which were previously furnished or made available to Parent are true, complete and correct copies of such documents as in effect on the date of this Agreement.

          (ii)          The Company Disclosure Schedule sets forth a complete and accurate list of the Company's Subsidiaries. All the outstanding shares of capital stock of, or other equity interests in, each such Subsidiary have been validly issued and are fully paid and non-assessable and are, except as set forth in the Company Disclosure Schedule, owned directly or indirectly by the Company, free and clear of all Liens and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests), except for restrictions imposed by applicable securities laws and except for liens and restrictions that would not, in the aggregate, have a Material Adverse Effect on the Company. Except as set forth in the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity (other than Subsidiaries).

                    (b)          Capital Structure.

          (i)          As of the date hereof, the authorized capital stock of the Company consisted of: (A) 25,000,000 shares of Company Common Stock, of which 4,657,722 shares were issued and outstanding and no shares were held in the treasury of the Company; and (B) 5,000,000 shares of Company Preferred Stock, of which 1,703,305 shares were issued and outstanding and no shares were held in the treasury of the Company. All issued and outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid and non-assessable and free of any preemptive rights. As of the date hereof, there are outstanding no options, warrants, convertible securities or other rights of the Company other than options and other rights to acquire capital stock of the Company representing in the aggregate the right to purchase 2,098,424 shares of Company Common Stock (collectively, the "Company Stock Options") under the plans listed in Section 3.2 of the Company Disclosure Schedule (the "Company Stock Option Plans"). Section 3.2(b) of the Company Disclosure Schedule sets forth a complete and correct list, as of the date hereof, of the number of shares of Company Common Stock subject to Company Stock Options or other rights to purchase or receive Company Common Stock granted under any Company Benefit Plan (as defined below) or otherwise, the holders of such Company Stock Options or other rights, the dates of grant and the exercise prices thereof. The Company Disclosure Schedule sets forth a complete and accurate list of each Subsidiary of the Company and the number of authorized, issued and outstanding shares of capital stock of each of such Subsidiary. Immediately prior to the Effective Time, the capital stock of the Company will be as set forth in the first sentence hereof, except for shares of Company Preferred Stock outstanding on the date hereof that may be converted to Company Common Stock prior to the Effective Time.

          (ii)          No bonds, debentures, notes or other indebtedness of the Company having the right to vote on any matters on which holders of capital stock of the Company may vote are issued or outstanding.

          (iii)          Except as otherwise set forth in this Section 3.2(b), as of the date of this Agreement, there are no, and immediately prior to the Effective Time there will be no, securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, shares of capital stock or other voting securities of the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. As of the date of this Agreement, there are no, and immediately prior to the Effective Time, there will be no, outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries.

                    (c)          Authority; No Conflicts.

          (i)          The Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, subject in the case of the consummation of the Merger to the adoption of this Agreement by the Required Company Vote (as defined in Section 3.2(g)). The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject in the case of the consummation of the Merger to the adoption of this Agreement by the Required Company Vote. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding agreement of the Company, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

          (ii)          The execution and delivery of this Agreement by the Company does not, and the consummation by the Company of the Merger and the other transactions contemplated hereby will not, conflict with, or result in a Violation pursuant to: (A) any provision of the Articles of Incorporation or By-laws of the Company or any similar governing documents of any Subsidiary of the Company, or (B) except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company, any loan or credit agreement, note, mortgage, bond, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any Subsidiary of the Company or their respective properties or assets.

          (iii)          No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to the Company or any Subsidiary of the Company in connection with the execution and delivery of this Agreement by the Company or the consummation of the Merger and the other transactions contemplated hereby, except for those required under or in relation to the Exchange Act, the NASDAQ Stock Market, the Boston Stock Exchange, any environmental approvals, any state securities and takeover laws and any other such approvals that would not have a Material Adverse Effect on the Company and except for routine consents, approvals, orders, authorizations, registrations, declarations and filings that are customarily sought or made following the closing of transactions of the type contemplated hereby.

                    (d)          Reports and Financial Statements.

          (i)          The Company has filed all required registration statements, prospectuses, reports, schedules, forms, statements and other documents required to be filed by it with the SEC since January 1, 1997 (collectively, including all exhibits thereto, the " Company SEC Reports"). None of the Company SEC Reports, as of their respective dates (and, if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), contained or will contain any untrue statement of a material fact or omitted or will omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the financial statements (including the related notes) included in the Company SEC Reports presents fairly, in all material respects, the consolidated financial position and consolidated results of operations and cash flows of the Company [and its consolidated Subsidiaries] as of the respective dates or for the respective periods set forth therein, all in conformity with United States generally accepted accounting principles ("GAAP") consistently applied during the periods involved except as otherwise noted therein, and subject, in the case of the unaudited interim financial statements, to the absence of notes and normal year-end adjustments that have not been and are not expected to be material in amount.

          (ii)          Except as disclosed in the Company SEC Reports filed prior to the date hereof, since March 31, 2001, the Company and its Subsidiaries have not incurred any liabilities that are of a nature that would be required to be disclosed on a balance sheet of Parent and its Subsidiaries or the footnotes thereto prepared in conformity with GAAP, other than liabilities incurred in the ordinary course of business.

          (iii)          Included in the Company Disclosure Schedule is an unaudited balance sheet reflecting the financial condition, as of March 31, 2001, of the Company and its consolidated Subsidiaries as filed in the Company's Quarterly Report on Form 10-QSB for the period ended March 31, 2001, (the "March 2001 Balance Sheet"). The March 2001 Balance Sheet was prepared in conformity with GAAP, consistently applied, except for the absence of notes thereto and normal year-end adjustments that are not expected to be material in amount. Except as reflected on the March 2001 Balance Sheet, and except as incurred in the ordinary course of business since such date, the Company has no liabilities or obligations of any kind (whether accrued, absolute, contingent, unliquidated, civil, criminal or otherwise and whether due or to become due), whether or not any such liability or obligation would have been required to be disclosed on a balance sheet in accordance with GAAP.

                    (e)          Information Supplied.

          (i)          None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Proxy Statement will, on the date it is first mailed to the Company shareholders or at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act.

          (ii)          Notwithstanding the foregoing provisions of this Section 3.2(e), no representation or warranty is made by the Company with respect to statements made in the Proxy Statement based on information supplied by Parent or Merger Sub for inclusion or incorporation by reference therein.

                    (f)          Board Approval. The Board of Directors of the Company, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way (the " Company Board Approval"), has, subject to its fiduciary duties, duly (i) determined that this Agreement and the Merger are advisable and are fair to and in the best interests of the Company and its shareholders, (ii) approved this Agreement and the Merger, and (iii) recommended that the shareholders of the Company adopt this Agreement and approve the Merger, and directed that this Agreement and the transactions contemplated hereby (including the Merger) be submitted for consideration by the Company's shareholders at the Company Shareholders Meeting. The Company Board Approval constitutes approval of this Agreement and the Merger for purposes of Section 48-21-104 of the TBCA. To the knowledge of the Company, except for Section 48-103-201 et seq. of the TBCA (which has been rendered inapplicable), no state takeover statute is applicable to this Agreement, the Merger or the other transactions contemplated hereby or thereby.

                    (g)          Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock and Company Preferred Stock each voting separately as a class to adopt this Agreement and approve the Merger (the " Required Company Vote") are the only votes of the holders of any class or series of the Company capital stock necessary to adopt this Agreement and approve the Merger and the other transactions contemplated hereby.

                    (h)          Litigation; Compliance with Laws.

          (i)          There are no Actions pending or, to the knowledge of the Company, threatened, against or affecting the Company or any Subsidiary of the Company, nor are there any judgments, decrees, injunctions, rules or orders of any Governmental Entity or arbitrator outstanding against the Company or any Subsidiary of the Company.

          (ii)          The Company and its Subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for and material to the operation of the businesses of the Company and its Subsidiaries, taken as a whole (the "Company Permits"). Except as disclosed in the Company Disclosure Schedule, the Company and its Subsidiaries are in compliance in all material respects with the terms of the Company Permits. Except as disclosed on the Company Disclosure Schedule, neither the Company nor its Subsidiaries is in violation of, and the Company and its Subsidiaries have not received any notices of violations with respect to, any laws, ordinances or regulations of any Governmental Entity.

                    (i)          Absence of Certain Changes or Events. Except for liabilities incurred in connection with this Agreement or the transactions contemplated hereby, and except as permitted by Section 4.1, since March 31, 2001, (i) the Company and its Subsidiaries have conducted their business only in the ordinary course and (ii) there has not been any action taken by the Company or any of its Subsidiaries during the period from March 31, 2001 through the date of this Agreement that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 4.1. Since March 31, 2001, there have not been any changes, circumstances or events which, individually or in the aggregate, have had, or would reasonably be expected to have, a Material Adverse Effect on the Company.

                    (j)          Environmental Matters.

          (i)          No notice, notification, demand, request for information, citation, summons, complaint or order has been received by, and no investigation, action, claim, suit, proceeding or review is pending or, to the knowledge of the Company or any of its Subsidiaries, threatened by any Person against, the Company or any of its Subsidiaries, and no penalty has been assessed against the Company or any of its Subsidiaries, in each case, with respect to any matters relating to or arising out of any Environmental Law; the Company and its Subsidiaries are and have been in compliance with all Environmental Laws; there are no liabilities of or relating to the Company or any of its Subsidiaries relating to or arising out of any Environmental Law of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which would reasonably be expected to result in such a liability; and there has been no environmental investigation, study, audit, test, review or other analysis conducted of which the Company has knowledge in relation to the current or prior business of the Company or any of its Subsidiaries or any property or facility now or previously owned, leased or operated by the Company or any of its Subsidiaries which has not been previously delivered to Parent.

          (ii)          The Company is not aware of any facts or circumstances that, under applicable existing Environmental Laws will require the Company to make capital improvements to any of its Oil and Gas Interests or other assets or material changes in the operation of its business subsequent to the date of this Agreement in order to remain in compliance with

Environmental Laws because of any existing condition of its Oil and Gas Interests or other assets.

          (iii)          There are no underground storage tanks located on any of the Company's Oil and Gas Interests or other assets, and there is no asbestos or asbestos containing material in or on any of the Company's Oil and Gas Interests or other assets.

                    (k)          Intellectual Property. Except as disclosed in the Company Disclosure Schedule, (i) the Company and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any Liens), all Intellectual Property used in and necessary for the conduct of its business as currently conducted; (ii) the use of any Intellectual Property by the Company and its Subsidiaries does not infringe on or otherwise violate the rights of any Person and is in accordance with any applicable license pursuant to which the Company or any Subsidiary acquired the right to use any Intellectual Property; (iii) to the knowledge of the Company, no Person is challenging, infringing on or otherwise violating any right of the Company or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to the Company or its Subsidiaries; and (iv) neither the Company nor any of its Subsidiaries has received any written notice or otherwise has knowledge of any pending claim, order or proceeding with respect to any Intellectual Property used by the Company and its Subsidiaries and to its knowledge no Intellectual Property owned and/or licensed by the Company or its Subsidiaries is being used or enforced in a manner that would reasonably be expected to result in the abandonment, cancellation or unenforceability of such Intellectual Property.

                    (l)          Brokers or Finders. No agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker's or finder's fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement, based upon arrangements made by or on behalf of the Company except First Union Securities and McDonald Investments, Inc., whose fees and expenses will be paid by the Company in accordance with the Company's agreement with such firm, a copy of which has been provided to Parent.

                    (m)          Opinion of the Company Financial Advisor. The Company has received an opinion of First Union Securities, dated the date of this Agreement, to the effect that, as of such date, the Common Price and the Preferred Price are fair, from a financial point of view, to the holders of Company Common Stock and Company Preferred Stock, respectively, a copy of which opinion will promptly be provided to Parent.

                    (n)          Taxes. All Federal, state, local and foreign Tax Returns required to be filed by Company and its Subsidiaries have been timely filed and are complete and correct in all material respects. All Taxes shown on such Tax Returns as being due or claimed to be due from Company and its Subsidiaries have been paid other than those being contested in good faith and by appropriate proceedings timely instituted and diligently pursued which are set forth on the Company Disclosure Schedule and for which adequate reserves have been established on the books and records of the Company and its Subsidiaries, as the case may be, in accordance with GAAP and no other Taxes are due or payable by the Company with respect to items or periods covered by such Tax Returns (whether or not reportable on such Tax Returns) or with respect to any periods prior to the date of this Agreement. None of the Company's Oil and Gas Interests or other assets is subject to any tax partnership agreement or provisions requiring a partnership income tax return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code or similar provisions of state income Tax law. A timely and valid election out of Subchapter K of Chapter 1 of Subtitle A of the Code and a corresponding election under applicable state income Tax law has been made with respect to any of the Company's assets that are subject to any arrangement that could be treated as a partnership for federal or state income Tax purposes. The Company has made a timely and valid election to currently expense intangible drilling costs pursuant to section 263(c) of the Code and section 1.612-4(a) of the United States Treasury regulations. The Company is not a party to any Tax sharing or Tax allocation agreement and is not liable for and has not assumed liability for Taxes of any other person under contract. Except as set forth in the Company Disclosure Schedule, the Tax Returns of the Company have never been audited by any Governmental Entity, nor is any such audit in process, pending or threatened, formally or informally. No deficiencies exist or have been asserted with respect to Taxes of the Company. The Company is neither a party to any action or proceeding for assessment or collection of Taxes. No waiver or extension of any statute of limitations is in effect with respect to any Taxes of the Company. The Company and each of its subsidiaries have complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes and have in all respects timely withheld from employee wages and paid over such tax to the appropriate taxing authority.

                    (o)          Agreements, Contracts and Commitments.

          (i)          The Company Disclosure Schedule sets forth a true, complete and correct list of all the following agreements, arrangements or understandings, whether written or oral, to which the Company or any of its Subsidiaries is a party: (A) agreements relating to indebtedness for borrowed money (whether incurred, assumed, guaranteed, secured by any asset or otherwise) for amounts in excess of $25,000; (B) agreements for the lease of real or personal property to or from any Person with lease payments in excess of $25,000 per year; (C) partnership agreements, joint venture agreements or other similar agreements relating to similar business arrangements; (D) confidentiality or noncompetition agreements other than with respect to confidentiality agreements entered into in the ordinary course of business for the benefit of the Company's or its Subsidiaries' vendors or customers; (E) profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other plans or arrangements for the benefit of current or former employees or directors of the Company and its Subsidiaries; (F) collective bargaining or similar agreements; (G) agreements for the employment or retention of any individual on a full-time, part-time, consulting, or other basis not terminable on less than thirty (30) days notice without penalty or cost; (H) agreements under which it has advanced or loaned any amount in excess of $5,000 to any of the employees or affiliates of the Company, except for reimbursable business expenses (as determined in accordance with the Company's established employee reimbursement policies and consistent with past practices); (I) agreements for the purchase or receipt of materials, software, supplies, goods, services, equipment or other assets that provide for either annual or aggregate payments by the Company or its Subsidiaries of $25,000 or more (other than Hydrocarbon Agreements); (J) sales, distribution, vendor or other similar agreements or arrangements providing for the sale, transfer or barter by the Company or its Subsidiaries of materials, supplies, goods, services, equipment, or other assets that provide for either annual or aggregate payments to the Company of $25,000 or more (other than Hydrocarbon

Agreements); (K) agreements or term sheets relating to the acquisition or disposition of any business or assets of the Company (whether by merger, sale of stock, sale of assets or otherwise), excluding documentation relating to this Agreement and agreements or term sheets in existence prior to December 31, 1999; (L) Hydrocarbon Agreements; (M) agreements containing any "area of mutual interest" or other similar provision; and (N) other agreements which are material to the Company (collectively the "Company Material Agreements").

          (ii)          The Company has delivered, or made available for copying at its offices in Knoxville, Tennessee or Marietta, Ohio, to Parent a true, complete and correct copy of each Company Material Agreement.

          (iii)          Each Company Material Agreement is in full force and effect, has not been modified or amended and constitutes the legal, valid and binding obligation of the Company or its Subsidiaries, as the case may be, enforceable in accordance with its terms and will continue to be so on identical terms immediately following the consummation of the transactions contemplated by this Agreement, and the Company or its Subsidiaries, as the case may be, are not in default under any of such agreements, nor has any event or circumstance occurred that, with notice or lapse of time or both, would constitute any event of default by the Company or its Subsidiaries, as the case may be. No other party to any of the Company Material Agreements (A) is, to the knowledge of the Company, in default in the performance of any covenant or obligation to be performed by it pursuant to any such Company Material Agreement or (B) has given notice that it intends to terminate, or alter in any way adverse to the Company, its performance under such Company Material Agreement. Except as set forth in the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any contract, agreement or arrangement which provides for payments in the event of a change of control.

          (iv)          Except as set forth on the Company Disclosure Schedule and as approved by Parent pursuant to Section 4.1(a), there are no outstanding authorities for expenditures or AFEs or other commitments to make capital expenditures binding on the Company or any of its Subsidiaries that could reasonably be anticipated to individually require expenditures by the Company or its Subsidiaries after the date hereof in excess of $50,000.

                    (p)          Employee Benefit Plans.

          (i)          The Company Disclosure Schedule contains a true and complete list of each deferred compensation and each bonus or other incentive compensation, stock purchase, stock option and other equity compensation or ownership plan, program, agreement or arrangement, each severance or termination pay, medical, surgical, hospitalization, life insurance and other "welfare" plan, fund or program (within the meaning of Section 3(1) of ERISA); each profit-sharing, stock bonus or other "pension" plan, fund or program (within the meaning of Section 3(2) of ERISA); each employment, retention, consulting, termination or severance agreement; and each other employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by the Company or by any trade or business, whether or not incorporated (a

"Company ERISA Affiliate"), that, together with the Company would be deemed a "single employer" within the meaning of Section 4001(b) of ERISA, or to which the Company or a Company ERISA Affiliate is party, whether written or oral, for the benefit of any employee or director or former employee or director (or any of their respective beneficiaries), of the Company or any of its Subsidiaries (the "Company Benefit Plans").

          (ii)          With respect to each Company Benefit Plan, the Company has heretofore delivered or made available to Parent true and complete copies of each of the following documents: (A) a copy of the Company Benefit Plan and any amendments thereto; (B) a copy of the two most recent annual reports on Internal Revenue Service Form 5500 and actuarial reports, if required under ERISA; (C) a copy of the most recent Summary Plan Description (including supplements) required under ERISA with respect thereto; (D) if the Company Benefit Plan is funded through a trust or any third party funding vehicle, a copy of the trust or other funding agreement and the latest financial statements thereof and all related agreements; and (E) the most recent determination letter received from the Internal Revenue Service with respect to each Company Benefit Plan intended to qualify under Section 401(a) of the Code.

          (iii)          No liability under Title IV or Section 302 of ERISA has been incurred by the Company or any Company ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to Parent or any Company ERISA Affiliate of incurring any such liability, other than liability for premiums due the PBGC (which premiums have been paid when due).

          (iv)          No Company Benefit Plan has, to the knowledge of the Company, engaged in a "prohibited transaction" (as defined in Section 4975 of the Code or Section 406 of ERISA).

          (v)          With respect to each Company Benefit Plan subject to Title IV of ERISA (the "Title IV Company Benefit Plans"), the present value of accrued benefits under such plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such plan's actuary with respect to such plan did not exceed, as of its latest valuation date, the then current value of the assets of such plan allocable to such accrued benefits.

          (vi)          No Title IV Company Benefit Plan or any trust established thereunder has incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, as of the last day of the most recent fiscal year of each Title IV Company Benefit Plan ended prior to the Closing Date nor has there been any application for waiver of the minimum funding standards imposed by Section 412 of the Code. All contributions required to be made with respect to any Company Benefit Plan on or prior to the Closing Date have been timely made or are reflected on the balance sheet.

          (vii)          No Company Benefit Plan is a "multiemployer plan", as defined in Section 3(37) of ERISA, nor is any Company Benefit Plan a plan described in Section 4063(a) of ERISA.

          (viii)          Each Company Benefit Plan has been operated and administered in all material respects in accordance with its terms and applicable law, including but not limited to ERISA and the Code, the rules and regulations thereunder and all applicable collective bargaining agreements and each Company Benefit Plan intended to be "qualified" under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service to such effect. To the knowledge of the Company, there is no fact, condition or set of circumstances existing that could adversely affect such favorable determination. To the knowledge of the Company, there are no investigations pending in respect of any Company Benefit Plan by any Governmental Entity.

          (ix)          No Company Benefit Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees (or their beneficiaries) of the Company or any of its Subsidiaries for periods extending beyond their respective dates of retirement or other termination of service, other than (A) coverage mandated by applicable law, (B) death benefits under any "pension plan" or (C) benefits the full cost of which is borne by the current or former employee (or his beneficiary).

          (x)          Except as set forth in the Company Disclosure Schedule, no amounts payable or that could become payable under the Company Benefit Plans may fail to be deductible for Federal income tax purposes by virtue of either Section 280G or 162(m) of the Code.

          (xi)          Except as set forth in the Company Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (A) entitle any current or former employee, director or officer of the Company or any of its Subsidiaries to severance pay, unemployment compensation or any other payment, (B) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee, director or officer or (C) require the immediate funding or financing of any compensation or benefits.

          (xii)          Each Company Benefit Plan that has been adopted or maintained by the Company or any of its Subsidiaries, whether formally or informally, for the benefit of employees of Company or any of its Subsidiaries outside of the United States (a "Company Foreign Benefit Plan") has been established, maintained and administered in material compliance with its terms and conditions and with the requirements prescribed by any and all regulatory laws that are applicable to such Company Foreign Benefit Plan. No Company Foreign Benefit Plan has unfunded liabilities.

          (xiii)          There are no pending, or to the knowledge of the Company, threatened or anticipated claims by or on behalf of any Company Benefit Plan, by any employee or beneficiary covered under any such Company Benefit Plan, or otherwise involving any such Company Benefit Plan (other than routine claims for benefits).

                    (q)          Employees; Labor Matters. The Company Disclosure Schedule sets forth a true and complete list, as of the date hereof, of the names of all employees, including employees covered by collective bargaining agreements, of the Company and each of its Subsidiaries and such employees' respective titles and salaries. No other Persons are required to operate the business of the Company and its Subsidiaries as currently conducted. The Company has complied, in all material respects, with all applicable laws of the United States, or of any state or local government or any subdivision thereof or of any foreign government respecting employment and employment practices, terms and conditions of employment and wages and hours, including, ERISA, the Code, the Immigration Reform and Control Act, the WARN Act, any laws respecting employment discrimination, sexual harassment, disability rights or benefits, equal opportunity, plant closure issues, affirmative action, workers' compensation, employee benefits, severance payments, COBRA, labor relations, employee leave issues, wage and hour standards, occupational safety and health requirements and unemployment insurance and related matters, and is not engaged in any unfair labor practices.

                    (r)          Title to Assets; Condition. The Company or one of its Subsidiaries has Defensible Title to all of its Oil and Gas Interests. Each Oil and Gas Interest included or reflected in the Company Ownership Interests entitles the Company to receive, directly or indirectly, not less than the undivided interest set forth in (or derived from) the Company Ownership Interests of all Hydrocarbons produced, saved and sold from or attributable to such Oil and Gas Interest, and the portion of the costs and expenses of operation and development of such Company Oil and Gas Interest that is borne or to be borne, directly or indirectly, by the Company is not greater than the undivided interest set forth in (or derived from) the Company Ownership Interests. Each of the Company and its Subsidiaries has Defensible Title to its material assets (other than the Oil and Gas Interests of the Company). All leases pursuant to which the Company or its Subsidiaries lease any material assets are in full force and effect, and the Company has not received any notice of default under any such lease. The Company Disclosure Schedule sets forth a complete and accurate list of all material real property, other than Oil and Gas Interests, that is owned or leased by the Company. All equipment, personal property, fixtures and real property improvements included in the Company's Oil and Gas Interests and the Company's other assets are in an operable state of repair adequate to maintain normal operations in a manner consistent with the Company's past practices. All pipeline systems included in the Company's Oil and Gas Interests are located fully within the land constituting or encumbered by the easements, rights-of-way, surface leases, licenses and other Oil and Gas Interests necessary or required for the ownership or operation of such pipeline systems.

                    (s)          Company Engineering Report. To the knowledge of the Company, all information supplied to Wright & Company, Inc. by or on behalf of the Company that was material to the evaluation of the Company's Oil and Gas Interests in connection with the preparation of the Company Engineering Report was (at the time supplied or as modified or amended prior to the issuance of the Company Engineering Report) true and correct in all material respects. Except for changes in classification or values of oil and gas reserves or property interests that occurred in the ordinary course of business since December 31, 2000 and except for changes (including changes in commodity prices) generally affecting the oil and gas industry, there has been no material adverse change with respect to the matters addressed in the Company Engineering Report. Each well that was identified in the Company Engineering Report as being producing, shut-in or behind pipe was in fact and continues to be producing, shut-in or behind pipe.

                    (t)          Oil and Gas Operations. To the knowledge of the Company, as to wells not operated by the Company, and without qualification as to knowledge, as to wells operated by the Company:

          (i)          (A) None of the wells included in the Oil and Gas Interests of the Company has been overproduced such that it is subject or liable to being shut-in or to any overproduction penalty, (B) the Company has not received any deficiency payment under any gas contract for which any Person has a right to take deficiency gas from the Company and (C) the Company has not received any payment for production which is subject to refund or recoupment out of future production;

          (ii)          There have been no changes proposed in the production allowables for any wells included in the Oil and Gas Interests of the Company;

          (iii)          All wells included in the Oil and Gas Interests of the Company have been drilled and, if completed, have been operated and produced in accordance with customary oil and gas field practices are in compliance in all respects with applicable oil and gas leases and applicable laws, rules, and regulations;

          (iv)          The Company has neither agreed to nor is it now obligated to abandon any well operated by it and included in the Oil and Gas Interests of the Company that is or will not be abandoned and reclaimed in accordance with applicable laws, rules, and regulations and customary oil and gas industry practices;

          (v)          Proceeds from the sale of Hydrocarbons produced from and attributable to the Company's Oil and Gas Interests are being received by the Company in a timely manner and are not being held in suspense for any reason (except for amounts, individually or in the aggregate, not in excess of $10,000 and held in suspense in the ordinary course of business);

          (vi)          No Person has any call on, option to purchase, or similar rights with respect to the Company 's Oil and Gas Interests or to the production attributable thereto, and upon consummation of the transactions contemplated by this Agreement, the Company will have the right to market production from the Company's Oil and Gas Interests on terms no less favorable than the terms upon which the Company is currently marketing such production;

          (vii)          All royalties, overriding royalties, compensatory royalties and other payments due from or in respect of production with respect to the Company's Oil and Gas Interests (A)  for any period ending prior to the date hereof have been properly and correctly paid, except for royalties and other proceeds of production properly held in suspense by the Company, as disclosed the Company Disclosure Schedule, and (B) for any other period prior to the Closing Date have been or will be properly and correctly paid, except for royalties and other proceeds of production properly held in suspense by the Company. All royalties and other proceeds of production held in suspense by the Company will remain with the Company at Closing, except to the extent the same are properly and correctly paid to the third Persons entitled thereto;

          (viii)          The Company is not obligated by virtue of any prepayment arrangement, "take or pay" payment, advance payment or similar provision or a production payment or any other arrangement or payment to deliver Hydrocarbons, or proceeds from the sale, processing or other disposition thereof, attributable to the Company's Oil and Gas Interests at some future time without receiving full payment therefor at or after the time of delivery;

          (ix)          The Company has no production, processing or transportation imbalances with co-owners of its Oil and Gas Interests, plant owners, pipelines or other Persons; and

          (x)          The Company has not elected not to participate in any operation or activity proposed with respect to its Oil and Gas Interests subsequent to the Effective Time, which could result in the Company or any such Oil and Gas Interest becoming subject to a penalty or forfeiture as a result of such election not to participate in such operation or activity.

                    (u)          Hydrocarbon Sales and Purchase Agreements. Except as set forth in the Company Disclosure Schedule:

          (i)          None of the Hydrocarbon Agreements of the Company or its Subsidiaries has required since December 31, 2000, or will require as of or after the Effective Time, the Company or its Subsidiaries (A) to have sold or delivered, or to sell or deliver, Hydrocarbons for a price materially less than the market value price that would have been, or would be, received pursuant to any arm's-length contract for a term of one month with an unaffiliated third-party purchaser or (B) to have purchased or received, or to purchase or receive, Hydrocarbons for a price materially greater than the market value price that would have been, or would be, paid pursuant to an arm's-length contract for a term of one month with an unaffiliated third-party seller;

          (ii)          Each of the Hydrocarbon Agreements of the Company and its Subsidiaries is valid, binding, and in full force and effect, and, to the knowledge of the Company, no party is in breach or default of any Hydrocarbon Agreement of the Company or its Subsidiaries, and to the knowledge of the Company, no event has occurred that with notice or lapse of time (or both) would constitute a material breach or default or permit termination, modification, or acceleration under any Hydrocarbon Agreement of the Company or its Subsidiaries;

          (iii)          The Company has not received notice of any claims from any third party for any price reduction or increase or volume reduction or increase under any of the Hydrocarbon Agreements of the Company or its Subsidiaries, and the Company and its Subsidiaries have not made any claims for any price reduction or increase or volume reduction or increase under any of the Hydrocarbon Agreements of the Company or its Subsidiaries;

          (iv)          Payments for Hydrocarbons sold pursuant to each Hydrocarbon Sales Agreement of the Company and its Subsidiaries have been made (subject to adjustment in accordance with such Hydrocarbon Sales Agreements) in accordance with prices or price-setting mechanisms set forth in such Hydrocarbon Sales Agreements;

          (v)          No purchaser under any Hydrocarbon Sales Agreement of the Company or its Subsidiaries has notified the Company or its Subsidiaries (or, to the knowledge of the Company , the operator of any property) of its intent to cancel, terminate, or renegotiate any Hydrocarbon Sales Agreement of the Company or its Subsidiaries or otherwise to fail and refuse to take and pay for Hydrocarbons in the quantities and at the price set out in any Hydrocarbon Sales Agreement, whether such failure or refusal was pursuant to any force majeure, market out, or similar provisions contained in such Hydrocarbon Sales Agreement or otherwise; and

          (vi)          To the knowledge of the Company, the Hydrocarbon Agreements of the Company are of the type customarily found in the oil and gas industry and do not, individually or in the aggregate, contain unduly burdensome provisions.

                    (v)          Financial and Commodity Hedging. Other than the hedging program set forth on the Company Disclosure Schedule, the Company has no currently outstanding Hydrocarbon or financial hedging positions (including fixed price controls, collars, swaps, caps, hedges or puts).

                    (w)          Restrictions on Business Activities. Neither the Company nor, to the knowledge of the Company, any of its employees is a party to or bound by any noncompetition agreement or any other similar agreement or obligation which purports to limit in any respect the manner in which, or the localities in which, all or any portion of the business of the Company or its Subsidiaries is conducted or would be proposed to be conducted but for such restriction. There is no agreement (noncompetition, field of use, or otherwise), judgment, injunction, order or decree to which the Company or any of its Subsidiaries is a party or otherwise binding upon the Company which has or reasonably would be expected to have the effect of prohibiting or impairing any business practice of the Company or any of its Subsidiaries, any acquisition of property (tangible or intangible) by the Company or any of its Subsidiaries or the conduct of business by the Company or any of its Subsidiaries.

                    (x)          Indemnification Obligations. There are no actions, proceedings or other events pending or, to the knowledge of the Company, threatened against any officer or director of the Company which could reasonably be expected to give rise to any indemnification obligation of the Company to its officers and directors under its Charter, Bylaws or any agreement between the Company and any of its officers or directors.

                    (y)          Insurance. The Company Disclosure Schedule sets forth an accurate and complete list of all policies of property damage, liability and other forms of insurance (other than officer's and director's liability policies) that cover occurrences prior to the Closing Date and that are maintained by the Company or any of its Subsidiaries. All such policies of insurance are in full force and effect, all premiums due thereon have been paid by the Company or a Subsidiary of the Company, and the Company is otherwise in compliance in all material respects with the terms and provisions of such policies. Also set forth in the Company Disclosure Schedule is an accurate and complete list of all bonds maintained by the Company in excess of $10,000.

                    (z)          Public Utility Holding Company Act. Neither the Company nor any of its Subsidiaries is a "holding company" or a " subsidiary company" of a "holding company" or an

"affiliate" of either a "holding company" or a "subsidiary company" of a "holding company" in each case within the meaning of Public Utility Holding Company Act of 1935, as amended.

                   (aa)          Investment Company Act. Neither the Company nor any of its Subsidiaries is an "investment company" within the meaning of the Investment Company Act of 1940, as amended, and neither the Company nor any of its Subsidiaries is required to register under the Investment Company Act of 1940, as amended.

                    (bb)          No Unrelated Business. Except for Equity Financial Corporation, Neither the Company nor any of its Subsidiaries has conducted or engaged in any business other than the business of oil and gas exploration and development, the business of gas gathering and processing and businesses that are incidental to the conduct of such businesses.

                    (cc)          Asset Value. The Company, together with all entities that the Company controls, does not have assets with an aggregate fair market value in excess of $50 million (without netting liabilities) other than reserves of oil, natural gas, shale or tar sands (or the rights thereto) and associated exploration or production assets. The aggregate fair market value (without netting liabilities) of the Company's reserves of oil, natural gas, shale or tar sands (or the rights thereto) and associated exploration or production assets is less than $500 million. For these purposes "associated exploration or production assets" has the meaning set out in 16 C.F.R. §  802.3 (2001).

                    3.3          Representations and Warranties of Parent and Merger Sub. Parent and Merger Sub represent and warrant to the Company as follows:

                    (a)          Organization. Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Tennessee. Merger Sub is a direct wholly owned subsidiary of Parent.

                    (b)          Corporate Authorization. Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Merger Sub of this Agreement and the consummation by Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Merger Sub. This Agreement has been duly executed and delivered by Merger Sub and constitutes a valid and binding agreement of Merger Sub, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                    (c)          Non-Contravention. The execution, delivery and performance by Merger Sub of this Agreement and the consummation by Merger Sub of the transactions contemplated hereby do not and will not contravene or conflict with the Articles of Incorporation or Bylaws of Merger Sub.

                    (d)          No Business Activities. Merger Sub has not conducted any activities other than in connection with the organization of Merger Sub, the negotiation and execution of this

Agreement and the consummation of the transactions contemplated hereby. Merger Sub has no Subsidiaries.

ARTICLE IV
COVENANTS RELATING TO CONDUCT OF BUSINESS

                    4.1          Covenants of the Company.

                    (a)          Conduct of Business by the Company. During the period from the date of this Agreement and continuing until the earlier of the termination of the Agreement or the Effective Time, the Company agrees as to itself and its Subsidiaries that (except as expressly contemplated or permitted by this Agreement, including the Company Disclosure Schedules, or required by applicable law or by a Governmental Entity of competent jurisdiction or to the extent that Parent shall otherwise consent in writing, which consent shall not be unreasonably withheld or delayed) the Company and its Subsidiaries shall carry on their respective businesses in the ordinary and usual course of business, consistent with past practice and in compliance with all applicable laws and regulations and, to the extent consistent therewith, use reasonable best efforts to preserve intact their respective current business organizations, use reasonable best efforts to keep available the services of their respective current directors, officers, employees, independent contractors and consultants and preserve their relationships with those Persons, customers, suppliers and vendors having business dealings with each of them to the end that their respective goodwill and ongoing business shall be unimpaired at the Effective Time and without limiting the generality of the foregoing, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to Article VII hereof or the Effective Time, except as expressly contemplated or permitted by this Agreement, including the Company Disclosure Schedules, or as required by applicable law or a Governmental Entity of competent jurisdiction or to the extent that Parent shall otherwise consent in writing, which consent shall not be unreasonably withheld or delayed, the Company shall not, and shall cause its Subsidiaries not to;

          (i)          (A) declare, set aside or pay any dividends on, or make any other distributions in respect of capital stock of the Company or any of its Subsidiaries; (B) split, combine or reclassify capital stock of the Company or any of its Subsidiaries or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of the Company or any of its Subsidiaries; (C) purchase, redeem or otherwise acquire any shares of capital stock or any other securities of the Company or any of its Subsidiaries; (D) pay or set aside a "sinking fund" for the payment of any principal amount of outstanding debt securities of the Company or any of its Subsidiaries; or (E) consummate or enter into an agreement to recapitalize the Company or any of its Subsidiaries;

          (ii)          issue, deliver, sell, transfer, pledge or otherwise encumber or subject to any Lien any shares of capital stock of the Company or any of its Subsidiaries, any other voting securities or any securities convertible into, or any rights, warrants, options or calls to acquire, any capital stock of the Company or any of its Subsidiaries;

          (iii)          amend the Company Articles of Incorporation, the Company By-Laws or any similar governing documents of any Subsidiary of the Company;

          (iv)          reincorporate the jurisdiction of the Company from State of Tennessee;

          (v)          merge, consolidate or reorganize the Company or any of its Subsidiaries with any other Person (other than the Merger of Merger Sub with and into the Company);

          (vi)          form, join, participate or agree to form, join or participate in the business, operations, sales, distribution, or development of any other Person or contribute assets, employees, cash or customers or other resources to any such arrangement, other than in the ordinary course of business consistent with past practices;

          (vii)          acquire or agree to acquire by merging or consolidating with, or by purchasing assets of, or by any other manner, any business or any Person, other than purchases of raw materials or supplies in the ordinary course of business consistent with past practice;

          (viii)          sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or assets, other than sale of inventories and other Hydrocarbons in the ordinary course of business consistent with past practices, or enter into any farmout agreements with respect to its Oil and Gas Properties;

          (ix)          (A) incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries or any debt securities of another Person, enter into any "keep well" or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, except for short-term borrowings incurred in the ordinary course of business consistent with past practice; (B) make any loans, advances or capital contributions to, or investments in, any other Person or (C) enter into any commodity price hedging agreements;

          (x)          make, commit or otherwise agree to make any capital expenditure or expenditures, or enter into any agreement or agreements providing for payments which, individually, are in excess of $100,000 or, in the aggregate, are in excess of $300,000;

          (xi)          settle or compromise or agree to settle or compromise any Tax liability or make any Tax election;

          (xii)          pay, discharge, settle or satisfy any material claims, liabilities, obligations or litigation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practices;

          (xiii)          enter into, adopt or amend in any material respect or terminate any benefit plan or similar policy or agreement involving the Company or any of its Subsidiaries and one or more of their respective directors, officers, employees or agents;

          (xiv)          except for normal increases in the ordinary course of business consistent with past practice that, in the aggregate, do not materially increase benefits or compensation expenses of the Company or its Subsidiaries, or by the terms of any employment agreement or other arrangement in existence on the date hereof which have been set forth on the Company Disclosure Schedule, increase the compensation of any director, officer, employee or agent of or consultant to the Company or its Subsidiaries or pay any benefit or amount not required by a plan or arrangement as in effect on the date of this Agreement to any such Person;

          (xv)          transfer or license to any Person or entity or otherwise extend, amend or modify any rights to the Intellectual Property of the Company or its Subsidiaries other than in the ordinary course of business consistent with past practice;

          (xvi)          change in any respect its method of Tax accounting or Tax practice, or its accounting policies, methods or procedures;

          (xvii)          enter into any agreement with any director, officer or shareholder of the Company or its Subsidiaries or amend, modify or change the terms and conditions of any such agreement; or enter into any material agreement with any employee of the Company or its Subsidiaries or amend, modify or change the terms and conditions of any such agreement in any material respects;

          (xviii)          modify, amend, alter or change terms, provisions or rights and obligations of any Company Material Agreement;

          (xix)          take any action or omit to take any action which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company;

          (xx)          take any action or omit to take any action which would reasonably be expected to materially delay or materially adversely affect the ability of any of the parties to obtain any approval of any Governmental Entity required to consummate the transactions contemplated hereby;

          (xxi)          take any action that would cause the representations and warranties set forth in Section 3.2 hereof to no longer be true and correct;

          (xxii)          increase any commissions or fees payable to its financial advisors in connection with the transactions contemplated hereby; or

          (xxiii)          authorize, or commit or agree to take, any of the foregoing actions.

                    4.2          Governmental Filings. The Company shall (a) confer on a regular and frequent basis with Parent and (b) report to Parent (to the extent permitted by law or regulation or any applicable confidentiality agreement) on operational matters relating to the Company. The Company shall file all reports required to be filed by it with all Governmental Entities between the date of this Agreement and the Effective Time and shall (to the extent permitted by law or regulation or any applicable confidentiality agreement) deliver to Parent copies of all such reports, announcements and publications promptly after the same are filed.

                    4.3          Control of Company's Business. Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company's operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

ARTICLE V
ADDITIONAL AGREEMENTS

                    5.1          Preparation of Proxy Statement; Shareholders Meeting. (a)  As promptly as reasonably practicable following the date hereof, Parent and the Company shall prepare and file with the SEC mutually acceptable proxy materials which shall constitute the Proxy Statement (such proxy statement, and any amendments or supplements thereto, the " Proxy Statement.") The Proxy Statement shall comply as to form in all material respects with the applicable provisions of the Exchange Act. The Company shall, as promptly as practicable after receipt thereof, provide Parent copies of any written comments and advise Parent of any oral comments, with respect to the Proxy Statement received from the SEC. The Company will provide Parent with a reasonable opportunity to review and comment on any amendment or supplement to the Proxy Statement prior to filing such with the SEC, and will provide Parent with a copy of all such filings made with the SEC. Notwithstanding any other provision herein to the contrary, no amendment or supplement (including by incorporation by reference) to the Proxy Statement shall be made without the approval of both parties, which approval shall not be unreasonably withheld or delayed; provided, that with respect to documents filed by a party which are incorporated by reference in the Proxy Statement, this right of approval shall apply only with respect to information relating to the other party. The Company will use reasonable best efforts to cause the Proxy Statement to be mailed to the Company's shareholders. The Company will advise Parent, promptly after it receives notice thereof, of any request by the SEC for amendment of the Proxy Statement. If at any time prior to the Effective Time any information relating to Parent or the Company, or any of their respective affiliates, officers or directors, should be discovered by Parent or the Company which should be set forth in an amendment or supplement to the Proxy Statement so that any of such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party hereto and, to the extent required by law, rules or regulations, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and disseminated to the shareholders of the Company.

                    (b)          The Company shall duly take all lawful action to call, give notice of, convene and hold a meeting of its shareholders on a date as soon as reasonably practicable (the "Company Shareholders Meeting") for the purpose of obtaining the Required Company Vote with respect to the transactions contemplated by this Agreement and, subject to the fiduciary duties of the Company's Board of Directors, shall take all lawful action to solicit the adoption of this Agreement and approval of the Merger by the Required Company Vote; and the Board of Directors of the Company (i) shall, subject to the fiduciary duties of the Company's Board of Directors, recommend adoption of this Agreement and approval of the Merger by the shareholders of the Company to the effect as set forth in Section 3.2(f) (the "Company Recommendation"), and (ii) subject to the fiduciary duties of the Company's Board of Directors, shall not withdraw, modify or qualify (or propose to withdraw, modify or qualify) (a " Change") in any manner adverse to Parent such recommendation or take any action or make any statement in connection with the Company Shareholders Meeting inconsistent with such recommendation (collectively, a " Change in Company Recommendation ").

                    (c)          Parent and Merger Sub agree to vote, or cause to be voted, all of the Company capital stock owned by Parent, Merger Sub or any other Subsidiary in favor of the approval and adoption of this Agreement.

                    5.2          Access to Information/Employees. Upon reasonable notice, the Company shall (and shall cause its Subsidiaries to) afford to the officers, employees, accountants, counsel, financial advisors and other representatives of Parent reasonable access during normal business hours, during the period prior to the Effective Time, to all its properties, books, contracts, commitments, records, officers and employees and, during such period, the Company shall (and shall cause its Subsidiaries to) furnish promptly to the Parent (a) a copy of each report, schedule, registration statement and other document filed, published, announced or received by it during such period pursuant to the requirements of Federal or state securities laws, as applicable (other than documents which such party is not permitted to disclose under applicable law), and (b) all other information concerning it and its business, properties and personnel as Parent may reasonably request; provided, however, that the Company may restrict the foregoing access to the extent that (i) any law, treaty, rule or regulation of any Governmental Entity applicable to such party requires such party or its Subsidiaries to restrict or prohibit access to any such properties or information or (ii) the information is subject to confidentiality obligations to a third party. Any such information obtained pursuant to this Section 5.2 will be subject to the use, confidentiality and other restrictions and obligations provided in the Confidentiality Agreement, dated February 20, 2001, between the Company and Parent.

                    5.3          Reasonable Best Efforts. (a) Subject to the terms and conditions of this Agreement, and subject to the fiduciary duties of the Company's Board of Directors, each party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under this Agreement and applicable laws and regulations to consummate the Merger and the other transactions contemplated by this Agreement as soon as practicable after the date hereof, including (i) preparing and filing as promptly as practicable all documentation to effect all necessary applications, notices, petitions, filings, and other documents and to obtain as promptly as practicable all consents, waivers, licenses, orders, registrations, approvals, permits, tax rulings and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement and (ii) taking all reasonable steps as may be necessary to obtain all such material consents, waivers, licenses, registrations, permits, authorizations, orders and approvals. Nothing in this Agreement shall require any of Parent and its Subsidiaries or the Company and its Subsidiaries to sell, hold separate or otherwise dispose of or conduct their business in a specified manner, or agree to sell, hold separate or otherwise dispose of or conduct their business in a specified manner, or permit the sale, holding separate or other disposition of, any assets of Parent, the Company or their respective Subsidiaries or the conduct of their business in a specified manner, whether as a condition to obtaining any approval from a Governmental Entity or any other Person or for any other reason, if such sale, holding separate or other disposition or the conduct of their business in a specified manner is not conditioned on the Closing or, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Parent (including the Surviving Corporation), taken together, after giving effect to the Merger.

                    (b)          Subject to Section 5.3(a), if any objections are asserted with respect to the transactions contemplated hereby under any Regulatory Law or if any suit is instituted by any Governmental Entity or any private party challenging any of the transactions contemplated hereby as violative of any Regulatory Law, each of Parent and the Company shall use its reasonable best efforts to resolve any such objections or challenge as such Governmental Entity or private party may have to such transactions under such Regulatory Law so as to permit consummation of the transactions contemplated by this Agreement. For purposes of this Agreement, " Regulatory Law" means the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and all other federal, state and foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition.

                    5.4          Acquisition Proposals. (a)    Without limitation on any of the Company's other obligations under this Agreement (including under Article IV hereof), and except as otherwise provided by this Agreement, the Company agrees that neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall use its reasonable best efforts to cause its and its Subsidiaries' employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, directly or indirectly, initiate, solicit, encourage or knowingly facilitate (including by way of furnishing information) any inquiries or the making of any proposal or offer with respect to a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving it, or any purchase or sale of the assets (including stock of Subsidiaries) of the Company and its Subsidiaries, taken as a whole, having an aggregate value equal to $100,000 or more, excluding the assets to be transferred pursuant to Section 6.2(f), or any purchase or sale of, or tender or exchange offer for, any of the equity securities of such party (any such proposal or offer (other than a proposal or offer made by Parent or an affiliate thereof) being hereinafter referred to as an " Acquisition Proposal"). The Company further agrees that neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall use its reasonable best efforts to cause its and its Subsidiaries' employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, directly or indirectly, have any discussion with or provide any confidential information or data to any Person relating to an Acquisition Proposal, or engage in any negotiations concerning an Acquisition Proposal, or knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal or accept an Acquisition Proposal. Notwithstanding anything in this Agreement to the contrary, the Company and its Board of Directors shall be permitted to (i) comply with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal, and (ii) make such other disclosures to the Company's shareholders as the Board of Directors determines in good faith after consulting with its counsel and determining that the failure to make such disclosure would constitute a breach of the Board of Directors' fiduciary duties under applicable law. The Company shall promptly notify Parent of any such inquiries, proposals or offers received by, any such information requested from, or any such discussions or negotiations sought to be initiated or continued with, any of it or its Subsidiaries or with any of its or its Subsidiaries' officers, directors, employees, agents or other representatives indicating, in connection with such notice, the name of such Person and the material terms and conditions of any inquiries, proposals or offers. The Company agrees that it will promptly keep the other party informed of the status and terms of any such proposals or offers. The Company agrees that it will, and will cause its officers, directors, employees, agents and other representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations existing as of the date of this Agreement with any parties conducted heretofore with respect to any Acquisition Proposal. The Company agrees that it will use reasonable best efforts to promptly inform its officers, directors, employees, agents and other representatives of the obligations undertaken in this Section 5.4.

                    (b)          Notwithstanding the foregoing, prior to the Company Shareholders Meeting, the Company may, in response to an unsolicited written proposal with respect to an Acquisition Proposal from a third party, furnish information to, and negotiate, explore or otherwise engage in substantive discussions with, such third party, in each case only if the Board of Directors of the Company believes in good faith by a majority vote, after consultation with its financial advisors and its legal counsel, that failing to take such action would constitute a breach of the fiduciary duties of the Board. The Company shall promptly advise Parent in writing of the receipt of any inquiries or proposals relating to an Acquisition Proposal, indicating the name of the Person making such inquiry or proposal, the terms and conditions thereof and any actions taken pursuant to this Section 5.4(b). A copy of any written inquiry or proposal relating to an Acquisition Proposal shall be promptly furnished to Parent.

                    (c)          In the event that the Board of Directors of the Company receives an Acquisition Proposal that, in the exercise of its fiduciary obligations (as determined in good faith by the Board of Directors based on the advice of the Company's financial advisors and outside counsel), it determines to be a superior proposal and that it must terminate this Agreement pursuant to Section 7.1(h) hereof, prior to terminating this Agreement and prior to accepting such superior proposal, it will give Parent five business days prior written notice of the superior proposal, specifying the material terms and conditions of such superior proposal (including the proposed financing for such proposal and a copy of any documents conveying such proposal) and identifying the person making such superior proposal.

                    (d)          For purposes of this Agreement, a "superior proposal" means any bona fide takeover proposal to acquire, directly or indirectly, for consideration consisting of cash, securities or a combination thereof, all of the Company Common Stock and Company Preferred Stock then outstanding or all or substantially all the assets of the Company, and otherwise on terms which a majority of the Board of Directors of the Company determines in its good faith reasonable judgment (based on the written advice of its financial advisor, a copy of which shall be provided to Parent) to be more favorable to the Company's shareholders than the Merger.

                    5.5          Employee Benefits Matters. The Company shall prior to the Effective Time cause the plans and programs listed in Section 3.2(b) of the Company Disclosure Schedule and any other plans, agreements or arrangements relating to options, warrants, convertible securities or other rights to acquire capital stock of the Company to be terminated and be of no further force and effect as of the Effective Time.

                    5.6          Fees and Expenses. Whether or not the Merger is consummated, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such Expenses, except (a) if the Merger is consummated, the Surviving Corporation or its relevant Subsidiary shall pay, or cause to be paid, any and all property or transfer taxes imposed on the Company or its Subsidiaries, (b) Expenses incurred in connection with the filing, printing and mailing of the Proxy Statement, which shall be paid by the Company. As used in this Agreement, " Expenses" includes all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation, printing, filing and mailing of the Proxy Statement and the solicitation of shareholder approvals and all other matters related to the transactions contemplated hereby.

                    5.7          Directors' and Officers' Indemnification and Insurance. The Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, (a) indemnify and hold harmless, and provide advancement of expenses to, all past and present directors, officers and employees of the Company and its Subsidiaries (in all of their capacities) (i) to the same extent such Persons are indemnified or have the right to advancement of expenses as of the date of this Agreement by the Company pursuant to the Company's charter, bylaws and indemnification agreements, if any, in existence on the date hereof with any directors, officers and employees of the Company and its Subsidiaries and (ii) without limitation to clause (i), to the fullest extent permitted by law, in each case for acts or omissions occurring at or prior to the Effective Time (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby); (b) include and cause to be maintained in effect in the Surviving Corporation's (or any successor's) articles of incorporation and bylaws for a period of six years after the Effective Time, the current provisions regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses contained in the articles of incorporation and bylaws of the Company and (c) cause to be maintained for a period of six years after the Effective Time the current policies of directors' and officers' liability insurance and fiduciary liability insurance maintained by the Company (provided that the Surviving Corporation (or any successor) may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are, in the aggregate, no less advantageous to the insured) with respect to claims arising from facts or events that occurred on or before the Effective Time.

                    5.8          Public Announcements. Parent and the Company shall use reasonable best efforts to develop a joint communications plan and subject to applicable legal requirements each party shall use reasonable best efforts (a) to ensure that all press releases and other public statements with respect to the transactions contemplated hereby shall be consistent with such joint communications plan, and (b) unless otherwise required by applicable law or by obligations pursuant to any listing agreement with or rules of any securities exchange, to consult with each other before issuing any press release or, to the extent practical, otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby.

ARTICLE VI
CONDITIONS PRECEDENT

                    6.1          Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of the Company, Parent and Merger Sub to effect the Merger are subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

                    (a)          Shareholder Approval. The Company shall have obtained the Required Company Vote in connection with the adoption of this Agreement and approval of the Merger by the shareholders of the Company.

                    (b)          No Injunctions or Restraints, Illegality. No judgment, decree, statute, law, ordinance, rule or regulation shall have been entered, enacted, adopted or promulgated, and no temporary restraining order, preliminary or permanent injunction or other order issued by a court or other Governmental Entity of competent jurisdiction shall be in effect, (i) having the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger or (ii) which otherwise, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Parent and its Subsidiaries (including the Surviving Corporation and its Subsidiaries), taken together after giving effect to the Merger.

                    (c)          Governmental and Regulatory Approvals. Other than the filing provided for under Section 1.3, all consents, approvals and actions of, filings with and notices to any Governmental Entity required of Parent, the Company or any of their Subsidiaries to consummate the Merger and the other transactions contemplated hereby, the failure of which to be obtained or taken, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Parent and its Subsidiaries (including the Surviving Corporation and its Subsidiaries), taken together after giving effect to the Merger, shall have been obtained; provided, however, that the provisions of this Section  6.1(c) shall not be available to any party whose failure to fulfill its obligations pursuant to Section 5.3 shall have been the cause of, or shall have resulted in, the failure to obtain such consent or approval.

                    (d)          Fairness Opinion. The opinion of First Union Securities referred to in Section 3.2(m) shall not have been withdrawn.

                    6.2          Additional Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are subject to the satisfaction of, or waiver by Parent, on or prior to the Closing Date of the following conditions:

                    (a)          Representations and Warranties. (i) Each of the representations and warranties of the Company set forth in Sections 3.2(a), (b), (c)(i), (c)(ii) and (e)(i)of this Agreement shall be true and correct, and (ii) each of the other representations and warranties of the Company set forth in this Agreement shall be true and correct except for matters that do not and will not, individually or in the aggregate, have a Material Adverse Effect on the Company or any of its Subsidiaries, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent in either case that such representations and warranties speak as of another date), and Parent shall have received a certificate of the chief executive officer and the chief financial officer of the Company to such effect.

                    (b)          Performance of Obligations of the Company. The Company shall have performed or complied (i) in all respects with its agreements and covenants set forth in clauses (i), (ii), (xiii), (xiv), (xvii), and (xxii) of Section 4.1(a) at or prior to the Closing Date and (ii) with all other agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date, except where the failure to perform or comply with such other agreements and covenants, individually or in the aggregate, does not have a Material Adverse Effect on the Company, and Parent shall have received a certificate of the chief executive officer and the chief financial officer of the Company to such effect.

                    (c)          Opinion. Parent shall have received from Warner Norcross and Judd LLP, counsel to the Company, a favorable written opinion dated as of the Closing Date as to the matters set forth on Exhibit 6.2(c).

                    (d)          No Material Adverse Effect. Since the date of this Agreement, there shall not have been any event, change, circumstance or effect which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on the Company.

                    (e)          Dissenting Shares. As of the Company Shareholders Meeting and as of immediately prior to the Closing, no shareholders of the Company holding more than 7.5% of the Company's issued and outstanding shares of Company Common Stock and Company Preferred Stock combined shall have demanded or otherwise notified the Company that such shareholders intend to seek dissenters' rights in accordance with the TBCA.

                    (f)          Divestitures. The Company shall have sold or otherwise transferred all of its office equipment and furniture at its Knoxville, Tennessee office, the Company's airplane and all of the capital stock of Equity Financial Corporation, along with any related liabilities with respect to each of the foregoing.

                    6.3          Additional Conditions to Obligations of the Company. The obligations of the Company to effect the Merger are subject to the satisfaction of, or waiver by the Company, on or prior to the Closing Date of the following additional conditions:

                    (a)          Representations and Warranties. Each of the representations and warranties of Parent and Merger Sub set forth in this Agreement that is qualified as to Material Adverse Effect shall be true and correct, and each of the representations and warranties of Parent and Merger Sub set forth in this Agreement that is not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent in either case that such representations and warranties speak as of another date), and the Company shall have received a certificate of the chief executive officer and the chief financial officer of Parent and Merger Sub to such effect.

                    (b)          Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate of the chief executive officer and the chief financial officer of Parent to such effect.

                    (c)          Opinion. The Company shall have received from Fulbright & Jaworski L.L.P., counsel to Parent, a favorable written opinion dated as of the Closing Date with respect to the matters set forth on Exhibit 6.3(c). With respect to matters governed by Tennessee law, the opinion will be rendered by Bass, Berry & Sims PLC.

                    (d)          No Material Adverse Effect. Since the date of this Agreement, there shall not have been any event, change, circumstance or effect which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on Parent.

ARTICLE VII
TERMINATION AND AMENDMENT

                    7.1          Termination. This Agreement may be terminated at any time prior to the Effective Time, by action taken or authorized by the Board of Directors of the terminating party or parties, and except as provided below, whether before or after approval of the matters presented in connection with the Merger by the shareholders of the Company:

                    (a)          By mutual written consent of Parent and the Company;

                    (b)          By either the Company or Parent, if the Effective Time shall not have occurred on or before September 30, 2001 (the " Termination Date "); provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement (including such party's obligations set forth in Section 5.3) has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the Termination Date;

                    (c)          By either the Company or Parent, if any Governmental Entity (i) shall have issued an order, decree or ruling or taken any other action (which the parties shall have used their reasonable best efforts to resist, resolve or lift, as applicable, in accordance with Section 5.3) permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable or (ii) shall have failed to issue an order, decree or ruling or to take any other action (which order, decree, ruling or other action the parties shall have used their reasonable best efforts to obtain, in accordance with Section 5.3), in the case of each of (i) and (ii) which is necessary to fulfill the conditions set forth in Section 6.1(c) , as applicable, and such denial of a request to issue such order, decree, ruling or take such other action shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 7.1(c) shall not be available to any party whose failure to comply with Section 5.3 has been the cause of such action or inaction;

                    (d)          By either the Company or Parent, if the approval of the shareholders of the Company contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of shareholders or of any adjournment thereof at which the vote was taken;

                    (e)          By either Parent or the Company, if there shall have been breaches by the other of any of its representations, warranties, covenants or obligations contained in this Agreement, which breaches would result in the failure to satisfy the conditions set forth in Section 6.2(a) or Section 6.2(b) (in the case of a breach by the Company) or Section 6.3(a) or Section 6.3(b) (in the case of a breach by Parent), and in any such case such breaches shall be incapable of being cured or, if capable of being cured, shall not have been cured within 30 days after written notice thereof shall have been received by the party alleged to be in breach;

                    (f)          By Parent, if a Change in Company Recommendation shall have occurred or the Company fails to call the Company Shareholders Meeting or submit the Merger for approval at the Company Shareholders Meeting or an Acquisition Proposal is received by the Company which the Board of Directors of the Company recommends and submits to the shareholders for approval or which is communicated to shareholders prior to action on the Merger and the Company's shareholders fail to approve the Merger;

                    (g)          by Parent at any time, but subject to the obligation to make the payments provided in Section 7.2; or

                    (h)          in connection with an Acquisition Proposal by another party, by the Company if its Board of Directors after consultation with legal counsel determines it should do so in connection with the discharge of its fiduciary duties.

          In the case of a breach referred to in clause (e) that is capable of being cured, if the breaching party has reasonably and promptly begun and diligently pursued a cure of such breach following written notice thereof, and that cure is in progress at the end of the 30-day period referred to in clause (e), such party shall have an additional 30 days to cure such breach if it is practicable to cure such breach within such additional 30-day period.

                    7.2          Effect of Termination.

                    (a)          General. In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent or the Company or their respective officers or directors except with respect to Section 3.1(d), Section 3.2(l), the confidentiality provisions of Section 5.2, Section 5.6, this Section 7.2 and Article VIII, which provisions shall survive such termination, and except that, notwithstanding anything to the contrary contained in this Agreement, to the extent herein provided, neither Parent nor the Company shall be relieved or released from any liabilities or damages arising out of its material breach of this Agreement.

                    (b)          Termination by Parent.

                              (i)           In the event of a termination by Parent because any condition set forth in Section 6.2(a) or in Section 6.2(b) is not satisfied, then the Company shall as promptly as practicable thereafter pay Parent, in immediately available funds its Expenses. If this Agreement is terminated by Parent under any of the following circumstances, the Company shall as promptly as practicable thereafter also pay Parent the Termination Fee, in immediately available funds:

                    (1)          In the event of a termination by Parent because the condition set forth in Section 6.2(a) is not satisfied and the failure of the representations and warranties to be true and correct, individually or in the aggregate, has a Material Adverse Effect on the Company, and any officer of the Company knew that any such representation or warranty was not true when made or subsequently learned any such representation or warranty was not true when made and failed to notify Parent prior to Parent's termination of the Agreement.

                    (2)          In the event of a termination by Parent because the condition set forth in Section 6.2(b)(i) is not satisfied and the condition was not satisfied because of action taken or permitted by the Company's officers or Board of Directors.

                    (3)          In the event of a termination by Parent because the condition set forth in Section 6.2(b)(ii) is not satisfied, and the failure to satisfy such condition was caused by the intentional, reckless or negligent act of the Company's officers or Board of Directors.

                    (4)          In the event Parent terminates this Agreement pursuant to Section 7.1(f).

                              (ii)          In the event Parent terminates this Agreement pursuant to Section 7.1(g), Parent shall as promptly as practicable thereafter pay the Company its Expenses and the Termination Fee, in immediately available funds.

                    (c)          Termination by the Company. In the event of a termination by the Company under Section 7.1(e), Parent shall as promptly as practicable thereafter pay the Company (i) its Expenses and (ii) the Termination Fee, in immediately available funds. In the event of a termination by the Company under Section 7.1(h), the Company shall as promptly as practicable thereafter pay Parent (i) its Expenses and (ii) the Termination Fee, in immediately available funds.

                    (d)          Remedies. The remedies set forth in Sections 7.2(b) and 7.2(c) shall constitute the sole remedies of Parent and the Company, except for the Company's liability for any breach of its representations and warranties in Section 3.2(l) and except for Parent's liability for any breach of its representations and warranties in Section 3.1(d).

                    7.3          Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the shareholders of the Company, and Parent, but, after any such approval, no amendment shall be made which by law or in accordance with the rules of any relevant stock exchange requires further approval by such shareholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

                    7.4          Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

ARTICLE VIII
GENERAL PROVISIONS

                    8.1          Non-Survival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and other agreements, shall survive the Effective Time, except for those covenants and agreements contained herein and therein (including Section 5.7) that by their terms apply or are to be performed in whole or in part after the Effective Time, and this Article VIII. All of the representations, warranties and covenants of Parent and Merger sub are joint and several.

                    8.2          Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or by telecopy or telefacsimile, upon confirmation of receipt, (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the tenth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(a)	if to Parent or Merger Sub, to: William E. Albrecht EOG Resources, Inc. 1200 Smith Street Suite 300 Houston, Texas 77002 Phone: (713) 651-6416 Fax: (713) 651-6996

with a copy to:

Barry Hunsaker, Jr.
EOG Resources, Inc.
1200 Smith Street
Suite 300
Houston, Texas 77002
Phone: (713) 651-6940
Fax: (713) 651-6987

Arthur H. Rogers
Fulbright & Jaworski L.L.P.
1301 McKinney, Suite 5100
Houston, Texas 77010
Phone: (713) 651-5151
Fax: (713) 651-5246

(b)

if to the Company to:

Richard S. Cooper, President
Energy Search, Incorporated
280 Fort Sanders West Boulevard
Suite 200
Knoxville, Tennessee 37922
Phone: (865) 531-6562
Fax: (865) 531-1435

with a copy to:

Patrick R. Sughroue, P.C.
3777 Spark Drive, SE
Suite 130
Grand Rapids, Michigan 49546
Phone: (616) 940-3399
Fax: (616) 940-3592

Stephen C. Waterbury
Warner Norcross & Judd LLP
900 Old Kent Building
111 Lyon Street, NW
Grand Rapids, Michigan 49503
Phone: (616) 752-2137
Fax: (616) 752-2500

                    8.3          Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Unless the context expressly implies otherwise, whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

                    8.4          Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that both parties need not sign the same counterpart.

                    8.5          Entire Agreement; No Third Party Beneficiaries. (a) This Agreement and the other agreements of the parties referred to herein constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

                    (b)          This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

                    8.6          Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Tennessee (without giving effect to choice of law principles thereof).

                    8.7          Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

                    8.8          Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other party, and any attempt to make any such assignment without such consent shall be null and void, except that Merger Sub may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to any direct wholly owned Subsidiary of Parent without the consent of the Company, but no such assignment shall relieve Merger Sub of any of its obligations under this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

                    8.9          Submission to Jurisdiction; Waivers. Each of Parent and the Company irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by the other party hereto or its successors or assigns may be brought and determined in the Courts of the State of Tennessee and Texas, and each of Parent and the Company hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the nonexclusive jurisdiction of the aforesaid courts. Each of Parent and the Company hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by applicable law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

                    8.10          Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that, except as otherwise specifically provided herein, the parties shall be entitled to specific performance of the terms hereof, including but not limited to payment of the fees and Expenses referred to in Section 7.2, this being in addition to any other remedy to which they are entitled at law or in equity.

                    8.11          Definitions. As used in this Agreement:

                    (a)          " Board of Directors" means the Board of Directors of any specified Person and any duly authorized committees thereof.

                    (b)          " Business Day" means any day on which banks are not required or authorized to close in Houston, Texas.

                    (c)          "Code" means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

                    (d)          "Company Engineering Report" means the reserve reports listed on Schedule 8.11(d) covering the Company Ownership Interests.

                    (e)          "Company Ownership Interests" means the ownership interests of the Company listed on Schedule 8.11(e) in the Oil and Gas Interests of the Company.

                    (f)          "Defensible Title" with respect to Oil and Gas Interests shall mean good and indefeasible record title to such Oil and Gas Interests and the leases related to such Oil and Gas Interests that:

          (i)          entitles the Company to receive and retain (after satisfaction of all royalties, overriding royalties, nonparticipating royalties, net profits interests, or other similar burdens on or measured by production of Hydrocarbons) not less than the interest set forth in Schedule 8.11(e) with respect to such Oil and Gas Interests under the caption "Net Revenue Interest" of all Hydrocarbons produced from or allocated to such Oil and Gas Interest without reduction, suspension or termination throughout the productive life of such Oil and Gas Interest, except as expressly set forth with respect to such Oil and Gas Interests in Schedule 8.11(e);

          (ii)          obligates the Company to bear the costs and expenses attributable to the maintenance and development of, operations relating to, and plugging and abandoning and site restoration with respect to such Oil and Gas Interest in an amount not greater than the interest set forth in Schedule 8.11(e) under the caption "Working Interest" without increase through plugging, abandonment and salvage of all wells now or hereafter comprising or included in such Oil and Gas Interests and all equipment and facilities related to such wells, except as expressly set forth with respect to such Oil and Gas Interests in Schedule 8.11(e); and

          (iii)          except for Permitted Encumbrances, is free and clear of all liens, security interests, Hydrocarbon sales or processing contracts or options, options or calls on production, preferential purchase rights or options, encumbrances, obligations, or defects.

                              "Defensible Title" with respect to assets other than Oil and Gas Interests means such right, title and interest that is (a) if applicable, evidenced by an instrument or instruments filed of record in accordance with the conveyance and recording laws of the applicable jurisdiction to the extent necessary to prevail against competing claims of bona fide purchasers for value without notice, and (b) subject to Permitted Encumbrances, free and clear of all Liens, claims, infringements, burdens and other defects.

                    (g)          "Environmental Laws" means any federal, state, local or foreign statutes, laws (including common law), judicial decisions, regulations, ordinances, rules, judgments, orders, codes, injunctions, permits, governmental agreements or governmental restrictions relating to human health and safety, the environment or to hazardous materials, toxic materials, pollutants, contaminants, wastes or chemicals (including petroleum and petroleum products).

                    (h)          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

                    (i)          "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

                    (j)          "Expenses" means a party's actual out of pocket expenses in connection with the transactions contemplated by this Agreement up to a maximum of $300,000.

                    (k)          "Hydrocarbons" means oil, condensate, gas, casinghead gas and other liquid or gaseous hydrocarbons.

                    (l)          "Hydrocarbon Agreement" means any of the Hydrocarbon Sales Agreements and Hydrocarbon Purchase Agreements.

                    (m)          "Hydrocarbon Purchase Agreement" means any material sales agreement, purchase contract, or marketing agreement that is currently in effect and under which Parent, the Company or their respective Subsidiaries, as applicable, is a buyer of Hydrocarbons for resale (other than purchase agreements entered into in the ordinary course of business with a term of three months or less, terminable without penalty on 30 days' notice or less, which provide for a price not greater than the market value price that would be paid pursuant to an arm's-length contract for the same term with an unaffiliated third-party seller, and which do not obligate the purchaser to take any specified quantity of Hydrocarbons or to pay for any deficiencies in quantities of Hydrocarbons not taken).

                    (n)          "Hydrocarbon Sales Agreement" means any material sales agreement, purchase contract, or marketing agreement that is currently in effect and under which Parent, the Company or their respective Subsidiaries, as applicable, is a seller of Hydrocarbons (other than "spot" sales agreements entered into in the ordinary course of business with a term of three months or less, terminable without penalty on 30 days' notice or less, and which provide for a price not less than the market value price that would be received pursuant to an arm's-length contract for the same term with an unaffiliated third party purchaser).

                    (o)          "Intellectual Property" means trademarks, service marks, brand names, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction; trade secrets and other similar confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; writings and other works, whether copyrightable or not, in any jurisdiction; and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; any similar intellectual property or proprietary rights.

                    (p)          " known" or " knowledge" means, with respect to any party, the actual knowledge of such party's executive officers. For purposes hereof, the Company's executive officers are Charles P. Torrey, Jr., Richard S. Cooper, Mitzi F. Anderson and John M. Johnston. For purposes of this definition, a person will be deemed to know that a representation or warranty of a party is false if the person actually knows that the representation or warranty is false, or if the person knows facts that if true cause the representation or warranty to be false.

                    (q)          "Liens" means pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever.

                    (r)          " Material Adverse Effect" means, with respect to any Person any event, change, circumstance or effect that is or is reasonably likely to be materially adverse to (i) the business, financial condition or results of operations of such Person and its Subsidiaries taken as a whole, other than any event, change, circumstance or effect relating (x) to the economy or financial markets in general or (y) in general to the industries in which such Person operates and not specifically relating to such Person or (ii) the ability of such Person to consummate the transactions contemplated by this Agreement. A decrease in the market price of the Company Common Stock as a result of the public announcement of this Agreement or the Merger shall not be a Material Adverse Effect.

                    (s)          "Oil and Gas Interest(s)" means: (a) direct and indirect interests in and rights with respect to oil, gas, mineral and related properties and assets of any kind and nature, direct or indirect, including working, royalty and overriding royalty interests, mineral interests, leasehold interests, production payments, operating rights, net profits interests, other non-working interests and non-operating interests; (b) interests in and rights with respect to Hydrocarbons and other minerals or revenues therefrom and contracts in connection therewith and claims and rights thereto (including oil and gas leases, operating agreements, unitization and pooling agreements and orders, division orders, transfer orders, mineral deeds, royalty deeds, oil and gas sales, exchange and processing contracts and agreements and, in each case, interests thereunder), surface interests, fee interests, reversionary interests, reservations and concessions; (c) easements, rights of way, licenses, permits, leases, and other interests associated with, appurtenant to, or necessary for the operation of any of the foregoing; and (d) interests in equipment and machinery used or usable in oil and gas operations (including well equipment and machinery), oil and gas production, gathering, transmission, compression, treating, processing and storage facilities (including tanks, tank batteries, pipelines and gathering systems), pumps, water plants, electric plants, gasoline and gas processing plants, refineries and other tangible personal property and fixtures associated with, appurtenant to, or necessary for the operation of any of the foregoing.

                    (t)          "the other party" means, with respect to the Company, Parent and means, with respect to Parent, the Company.

                    (u)          "PBGC" means Pension Benefit Guaranty Corporation.

                    (v)          "Permitted Encumbrances" means: (i) Liens for Taxes, assessments or other governmental charges or levies if the same shall not at the particular time in question be due and delinquent or are being contested in good faith by appropriate proceedings; (ii) Liens of carriers, warehousemen, mechanics, laborers, materialmen, landlords, vendors, workmen and operators and other similar Liens arising by operation of law in the ordinary course of business; (iii) Liens incurred in the ordinary course of business in connection with workers' compensation, unemployment insurance and other social security legislation (other than ERISA) which, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect on the Company; (iv) Liens incurred in the ordinary course of business to secure the performance of bids, tenders, trade contracts, leases, statutory obligations, surety and appeal bonds, performance and repayment bonds and other obligations of a like nature which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent or the Company, as applicable; (v) Liens, easements, rights-of-way, restrictions, servitudes, permits, conditions, covenants, exceptions, reservations and other similar encumbrances incurred in the ordinary course of business or existing on property and not materially impairing the value of the assets of the Company, as applicable, or interfering with the ordinary conduct of the business of the Company, as applicable, or rights to any of their assets;(vi) Liens created or arising by operation of law to secure a party's obligations as a purchaser of oil and gas; and (vii) Liens of record securing the Mirant Credit Facility and the SunTrust Credit Facility.

                    (w)          " Person" means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in the Exchange Act).

                    (x)          " Subsidiary" when used with respect to any party means any corporation or other organization, whether incorporated or unincorporated, (i) of which such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interests in such partnership) or (ii) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

                    (y)          "Tax" (and, with correlative meaning, "Taxes") means any Federal, state, local or foreign income, gross receipts, property, sales, use, value added, license, excise, franchise, employment, payroll, withholding, alternative or add on minimum, ad valorem, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, addition or penalty, imposed by any governmental authority or any obligation to pay Taxes imposed on any entity for which a party to this Agreement is liable as a result of any indemnification provision or other contractual obligation or as a result of any transferee liability.

                    (z)          "Tax Return" means any return, report, declaration, or similar statement required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

                    (aa)          "Termination Fee" means $2,000,000.

                    (bb)          " Violation" means a violation of, or an event or occurrence that constitutes a default (with or without notice or lapse of time, or both) under, or gives rise to a right of, or results by its terms in the, termination, amendment, cancellation or acceleration of any obligation or the loss of a material benefit under, or the creation of a Lien, pledge, security interest, charge or other encumbrance on, or the loss of, any assets.

                    (cc)          " WARN Act" means Worker Adjustment and Retraining Notification Act.

                    IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

EOG RESOURCES, INC.

By:/s/ William E. Albrecht
Name: William E. Albrecht Title: Vice President

EOG TENNESSEE, INC.

By:/s/ William E. Albrect
Name: William E. Albrecht Title: Vice President

ENERGY SEARCH, INCORPORATED

ATTEST:
/s/ Richard S. Cooper	By: /s/ Charles P. Torrey, Jr.
Richard S. Cooper President	Name: Charles P. Torrey, Jr. Title: Chief Executive Officer